Exhibit 10.24

EXHIBIT A

2010 BLB WORLDWIDE HOLDINGS, INC.

STOCK OPTION PLAN

l.	Purpose of the Plan

The purpose of the Plan is to aid the Company and its Affiliates in recruiting and retaining key employees, directors or consultants of outstanding ability and to motivate such employees, directors or consultants to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such key employees, directors and consultants will have in the welfare of the Company as a result of their proprietary interest in the Company's success. The Plan is the Management Incentive Plan as defined in the Shareholders Agreement.

2.	Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)	Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b)	Affiliate: With respect to the Company, any entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other entity designated by the Board in which the Company or an Affiliate has an interest.

(c)	Award: An Option granted pursuant to the Plan.

(d)	Beneficial Owner: A "beneficial owner", as such term is defined in Rule 13d-3 under the Act (or any successor rule thereto).

(e)	Board: The Board of Directors of the Company.

(f)	Change in Control: Any of the following: (A) the transfer of the shares of common stock of the Company, BLB Management Services, Inc. ("MSI") or UTGR, Inc. ("UTGR") to a Person or affiliated group of Persons who would, upon completion of the transfer, own or be the Beneficial Owner of more than fifty (50%) percent of (i) the then outstanding shares of common stock of the Company, MSI or UTGR, as applicable or (ii) the combined voting power of the then outstanding voting shares of the Company, MSI or UTGR or (B) the closing of any sale or transfer by any of the Company, MSI or UTGR of all or substantially all of its assets.

(g)	Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.

(h)	Committee: The Compensation Committee of the Board, or such other Committee as may be appointed by the Board in accordance with Section 4 of the Plan.

(i)	Company: BLB Worldwide Holdings, Inc., a Delaware corporation.

(j)	Effective Date: November 5, 2010.

(k)	Employment: The term "Employment" as used herein shall be deemed to refer to (i) a Participant's employment if the Participant is an employee of the Company or any of its Affiliates, (ii) a Participant's services as a consultant, if the Participant is consultant to the Company or its Affiliates and (iii) a Participant's services as an non-employee director, if the Participant is a non-employee member of the Board.

(l)	Fair Market Value: The Fair Market Value shall be the value established by the Committee in good faith from time to time.

(m)	Option: A stock option granted pursuant to Section 6 of the Plan.

(n)	Option Price: The purchase price per Share under the terms of an Option, as determined pursuant to Section 6(a) of the Plan.

(o)	Participant: An employee, director or consultant of the Company or an Affiliate who is selected by the Committee to participate in the Plan.

(p)	Person: An individual, corporation, limited liability company, association, partnership, joint venture, organization, business, trust or any other entity or organization, including a government or any subdivision or agency thereof.

(q)	Plan: The 2010 BLB Worldwide Holdings, Inc. Stock option Plan.

(r)	Public Offering: A bona fide underwritten public offering and sale of equity securities of the Company pursuant to one or more effective registration statements under the Securities Act of 1933, as amended, at the conclusion of which the aggregate number of Shares that have been sold to the public equals at least 20% of the Shares then outstanding (on a fully diluted basis) after giving effect to such sale, and which results in the Company receiving at least $25 million in gross proceeds from the sale.

(s)	Shareholders Agreement: The Shareholders Agreement among the Company and its Shareholders dated as of November 5, 2010.

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(t)	Shares: Shares of common stock of the Company.

(u)	Subsidiary: A subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

3.	Shares Subject to the Plan

The total number of Shares which may be issued under the Plan is 489,470. The Shares may consist, in whole or in part, of unissued Shares or treasury Shares. The issuance of Shares or the payment of cash upon the exercise of an Award or in consideration of the cancellation or termination of an Award shall reduce the total number of Shares available under the Plan, as applicable. Shares which are subject to Awards which terminate or lapse without the payment of consideration may be granted again under the Plan.

4.	Administration

The Plan shall be administered by the Committee, which shall take action by majority vote and which may delegate its duties and powers in whole or in part to any subcommittee thereof. Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or its Affiliates or a company that becomes an Affiliate. The number of Shares underlying such substitute Awards shall be counted against the aggregate number of Shares available for Awards under the Plan. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. The Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time, in its sole discretion (including, without limitation, accelerating or waiving any vesting conditions and/or accelerating payment). The Committee shall require payment of any amount it may reasonably determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise, grant or vesting of an Award. The Committee, in its discretion, may allow the Participant to pay a portion or all of such withholding taxes by (a) delivery in Shares or (b) having Shares withheld by the Company from any Shares that would have otherwise been received by the Participant.

5.	Limitations

No Award may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

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6.	Terms and Conditions of Options

Options granted under the Plan shall be non-qualified options for federal income tax purposes, as evidenced by the related Award agreements, and shall be subject to the foregoing and the following terms and conditions:

(a)	Option Price. The Option Price per Share shall be determined by the Committee, but shall not be less than one hundred (100%) percent of the Fair Market Value of the Shares on the date an Option is granted.

(b)	Exercisability. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee and set forth in a Non-Qualified Stock Option Agreement between the Participant and the Company ("Award Agreement"), but in no event shall an Option be exercisable more than ten years after the date it is granted.

(c)	Exercise of Options. Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of Section 6 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (i), (ii), (iii) (iv) or (v) in the following sentence. The purchase price for the Shares as to which an Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Participant (i) in cash or its equivalent (e.g., by check), (ii) to the extent permitted by the Committee, in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that such Shares have been held by the Participant for no less than six (6) months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles), (iii) partly in cash and, to the extent permitted by the Committee, partly in such Shares, (iv) if there is a public market for the Shares at such time, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such Sale equal to the aggregate Option Price for the Shares being purchased or (v) to the extent permitted by the Committee, by authorizing the Company to retain Shares which would otherwise be issuable upon the exercise of the Option having a Fair Market Value as of the day of such exercise equal to such Option Price. No Participant shall have any rights to dividends or other rights of a shareholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option and paid in full for such Shares.

(d)	Attestation. Wherever in this Plan or any Award Agreement a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.

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7.	Adjustments Upon Certain Events

Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

(a)	Generally. In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends or any transaction similar to the foregoing or a change in the number of options granted (a "Reorganization Event"), the Committee shall substitute or adjust, as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the Option Price and/or (iii) any other affected terms of such Awards so that the Participants receive an Award equivalent to that held immediately prior to the Reorganization Event.

(b)	Change in Control/Public Offering. In the event of a Change in Control or Public Offering after the Effective Date, (i) any outstanding Awards then held by Participants which are unexercisable or otherwise unvested or subject to lapse restrictions shall automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of immediately prior to such Change of Control or Public Offering, as the case may be, and (ii) the Committee shall cancel such Awards for fair value which, in the case of Options shall equal the excess, if any, of value of the consideration to be paid in the Change of Control or Public Offering transaction to holders of the same number of Shares subject to such Options (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options) or the Public Offering Price, as the case may be, over the aggregate Option Price of such Options.

8.	No Right to Employment or Awards

The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the employment or service of a Participant and shall not lessen or affect the Company's or Affiliate's right to terminate the employment or service of such Participant. No Participant or other person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee's determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

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9.	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant's creditors.

10.	Nontransferability of Awards

Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant other than by will or by the laws of descent and distribution. An Award exercisable after the death of a Participant may be exercised by the heirs, executors administrators or personal representatives of the Participant.

11.	Amendments or Termination

The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made, (a) without the approval of a majority in number of the Founding Shareholders of the Company (as defined in the Shareholders Agreement), if such action would increase the total number of Shares reserved for the purposes of the Plan or change the maximum number of Shares for which Awards may be granted to any Participant or (b) without the consent of a Participant, if such action would change the method of determining fair market value or diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws.

12.	International Participants

With respect to Participants who reside or work outside the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the requirements of local law.

13.	Choice of Law

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws.

14.	Effectiveness of the Plan

The Plan shall be effective as of the Effective Date.

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